UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2014

Roundy’s, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-35422	27-2337996
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

875 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

(Address of Principal executive offices, including Zip Code)

(414) 231-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 20, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of Roundy’s, Inc. (the “Company”) granted restricted stock units to certain of the Company’s executive officers, pursuant to the Roundy’s, Inc. 2012 Incentive Compensation Plan. The grants were divided into units that vest based on time, total shareholder return and operating income. Each time vesting restricted stock unit represents a contingent right to receive one share of the Company’s common stock. The time based restricted stock units vest over a three year service period, subject to continued employment. Each unit tied to total shareholder return or operating income represents a contingent right to receive up to two shares of the Company’s common stock when such units vest on March 20, 2017, based upon achievement of the applicable vesting criteria. The units tied to total shareholder return vest based on Roundy’s share price appreciation, plus dividend yield, between January 1, 2014 and December 31, 2016, as compared to the share price appreciation of a peer group of companies over that period. The units tied to operating income vest based upon Roundy’s operating income for fiscal 2014 as compared to the operating income target for fiscal 2014 set by the Committee. The restricted stock units are subject to the terms contained in the 2014 Restricted Stock Agreement entered into with each executive, the form of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The awards to each of our named executive officers are set forth in the table below:

	Number of Restricted Stock Units Awarded
Named Executive Officer	Time Based	Total Shareholder Return Based	Operating Income Based
Robert A. Mariano	107,744	48,602	53,872
Darren W. Karst	45,058	20,325	22,529
Donald S. Rosanova	32,366	14,600	16,183
John W. Boyle	21,340	9,627	10,670
Donald G. Fitzgerald	21,340	9,627	10,670

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit 99.1	Form of 2014 Restricted Stock Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 26, 2014	ROUNDY’S, INC.

/s/ EDWARD G. KITZ
	Name:	Edward G. Kitz
	Title:	Group Vice President — Legal, Risk & Treasury and Corporate Secretary

Exhibit No.	Description of Exhibit

99.1	Form of 2014 Restricted Stock Agreement